* Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
Exhibit 10.1
Development and Services Agreement
This Services Agreement (“Agreement”) dated as of June 30, 2005 (“Effective Date”), between Health Grades, Inc.(“Health Grades”) having its principal place of business at 500 Golden Ridge Road, Ste 100, Golden, Colorado 80401, and Hewitt Associates LLC (“Hewitt”), having its principal place of business at 100 Half Day Road, Lincolnshire, Illinois, 60069. Hewitt and Health Grades are each a “Party” and collectively the Parties to this Agreement.
The parties agree to the following:
1.	Definitions.
The following terms shall have the meanings ascribed to them below. Additional terms may be defined in this Agreement.

CHANGE OF CONTROL:	(A) the direct or indirect acquisition of either (i) the majority of the voting stock of Health Grades or (ii) all or substantially all of the assets of Health Grades, by another entity in a single transaction or series of related transactions; or (B) the merger, consolidation or reorganization of Health Grades with or into another entity.

DIRECTORY SEARCH:	Functionality of the Sites that enables participants to retrieve only basic provider information (name, address, phone number, network status (by location, if applicable, as mutually agreed upon by Health Grades and Hewitt), hospital affiliation, network specific provider ID, status of accepting new patients (by location, if applicable, as mutually agreed upon by Health Grades and Hewitt) and participation level (e.g., tiered network, high performance network, etc.)) and no quality information (board certification, disciplinary actions, Leapfrog ratings, etc.).

EVALUATION PERIOD:	The period beginning on the Effective Date and ending on December 31, 2005, during which Hewitt will evaluate Health Grades’ performance of Pilot Services and Health Grades’ adequacy to provide Network Tag Services, as set forth in more detail in Section 5.

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HEALTH GRADES MATERIALS:	All data, information and materials (in whatever form or media) and software that are owned by, or licensed by third parties to, Health Grades, including the underlying code for the web site through which Health Grades provides its Services, the data and content displayed thereon (except with regard to data and content supplied by or on behalf of Hewitt), and other Proprietary Rights of Health Grades, and that Health Grades supplies to or makes accessible to Hewitt or a Hewitt Client in connection with the Services contracted for or provided under this Agreement.

HEWITT CLIENT:	Any entity to which Hewitt provides Provider Search Services, whether or not Hewitt provides other services to such entity. This includes clients for whom Hewitt may not provide Outsourcing services. Hewitt Clients are not Parties to this Agreement.

HEWITT MATERIALS:	All data, information and materials (in whatever form or media) and software that are owned by, or licensed by third parties to, Hewitt, including the web site through which Hewitt provides its services, the data and other content displayed thereon, and Hewitt’s other Proprietary Rights, and that Hewitt supplies to or makes accessible to Health Grades in connection with the Services contracted for or provided under this Agreement.

HEWITT CLIENT MATERIALS:	All data or information (in whatever form or media) that is owned by, or licensed by third parties to, a Hewitt Client, including its participants’ data, content and other Proprietary Rights and that Hewitt or the Hewitt Client supplies to or makes accessible to Health Grades in connection with the Services contracted for or provided under this Agreement.

NETWORK TAGS:	Provider-specific data received from health plans (including * ).

NETWORK TAG SERVICES:	The collection, processing, integration, deployment, maintenance and updating of Network Tags on an ongoing basis in connection with the Tool and the Sites.

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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PILOT CLIENT:	*

PILOT SERVICES:	The Services to be performed by Health Grades on behalf of the Pilot Client, as set forth in more detail in Section 3.

PROPRIETARY RIGHTS:	All patent rights, copyright rights, trademark rights, trade secret rights, rights of publicity, rights of privacy, moral rights or other intellectual property or proprietary rights any where in the world.

PROVIDER SEARCH SERVICES:	The Provider Search Services, which include the Services, includes * , all as set forth in the Specification.

QUALITY- CENTRIC APPLICATION	Application incorporating the Tool and Sites as specified in Schedule B to be used solely for Hewitt and Hewitt Clients and to be integrated into the Sites in accordance with Hewitt’s requirements as set forth in the Specification.

QUALITY SEARCH:	Functionality of the Sites that enables participants to retrieve providers ranked in order of Health Grades’ provider quality data as well as proximity to the participant’s location.

SEARCH LEVEL:	For a given Hewitt Client, the type of search (Directory Search or Quality Search) to which such Hewitt Client’s participants will have access through the Sites.

SERVICES:	The services described in Schedule A, including but not limited to Pilot Services and Network Tag Services.

SITES:	The web sites (as identified in Schedule A) to be developed and implemented by Health Grades for the Transition Application or the Quality-Centric Application, as applicable, in accordance with Hewitt’s requirements as set forth in the Specification and to be hosted by Health Grades as a subcontractor to Hewitt.

SPECIFICATION:	The detailed functional requirements and specifications for the Tool and the Sites, as set forth in Schedule B.

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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TOOL:	The web-based health care provider search tool to be developed and implemented by Health Grades and to be integrated into the Sites in accordance with Hewitt’s requirements as set forth in the Specification.

TRANSITION APPLICATION:	The Site * to be implemented by Health Grades in accordance with Hewitt’s requirements as set forth in the Specification and to be hosted by Health Grades as a subcontractor to Hewitt, as elected by Hewitt Clients during the transition * to the Quality-Centric Application.

TRANSITION PERIOD:	Period beginning on January 1, 2006 and ending on December 31, 2006, during which the Parties anticipate the transfer of all Hewitt Clients * to the Transition Application or the Quality-Centric Application.

LIST OF SCHEDULES:	Schedule A: Services Schedule B: Specification Schedule C: Service Levels Schedule D: Fees Schedule E: Health Grades Disaster Recovery Plan
2.	Term of Agreement.
This Agreement will begin on the Effective Date hereof and continue until December 31, 2009 (the “Initial Term”), unless terminated earlier under the provisions of Section 17. Notwithstanding the above, this Agreement shall automatically renew for up to two consecutive one-year terms (each a “Renewal Term”) unless either party provides written notice to the other party of their intent not renew at least 90 days prior to the applicable renewal date.
3.	Services Provided — Summary.
a.	Development of Search Tools and Sites. Health Grades shall develop, in accordance with Hewitt’s requirements as set forth in Schedule B, the Tool and the Sites, as described in Schedule A. As set forth in more detail in the Specification, the Sites shall be configured to allow each Hewitt Client to select whether its participants will have access to a Quality Search and/or a Directory Search through the Quality-Centric application (or the Transition Application)

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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b.	Site Hosting. Health Grades will host the Sites and provide access to the Sites for Hewitt Clients and their participants. The Sites will initially be made available to the Pilot Client, and upon Hewitt’s written determination that the Pilot Services have been successful, the Sites will be made available to other Hewitt Clients on a schedule to be determined jointly by Hewitt and Health Grades. With respect to each Hewitt Client, Hewitt shall instruct Health Grades as to which Search Level and application type (Transition Application or Quality-Centric Application) such Hewitt Client requires, and Health Grades shall configure the Sites so that Hewitt Clients have access to the appropriate Sites to accommodate such Search Level and application type.

c.	Network Tag Services . As set forth in the Specification, the Tool shall display, to each Hewitt Client’s participants, information regarding whether or not the providers retrieved by a search participate in the health plans that are applicable to such Hewitt Client. Hewitt and Health Grades shall work together during the Evaluation Period to collect Network Tags from health plans selected by Hewitt. While performing the Pilot Services, Health Grades will be responsible for integrating the Network Tags received from Hewitt’s current provider into the Tool and the Sites as appropriate. Upon Hewitt’s written determination that Health Grades is capable of adequately performing all the Network Tag Services, Health Grades shall commence performance of all Network Tag Services in connection with the Provider Search Services. Hewitt and Health Grades will jointly determine the schedule for moving Hewitt Clients during the Transition Period * to the Transition Application or the Quality-Centric Application, as applicable, with respect to the Network Tags.

d.	Party Responsibilities. The responsibilities of the Parties with regard to the Services are set forth in greater detail in Schedule A and the Specification. The Parties acknowledge and agree that the Services and the responsibilities set forth in Schedule A may change from time to time at Hewitt’s request, subject to Health Grades’ approval (not to be unreasonably withheld), based on Hewitt’s evaluation of the Pilot Services, feedback from the Pilot Client or other Hewitt Clients and input and feedback from Health Grades.
4.	Pilot Evaluation.
At the end of the Evaluation Period, Hewitt will review Health Grades’ performance of Pilot Services, and no later than December 31, 2005, will make a determination in writing as to whether or not Health Grades was successful in providing such Pilot Services. Hewitt’s assessment shall be based on the criteria set forth in Schedule C. If Hewitt determines that the Pilot Services were not successful or otherwise do not warrant continuation of this Agreement, then Hewitt may terminate this Agreement as set forth in Section 17.
5.	Network Tag Evaluation.

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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Concurrent with the Evaluation Period, Hewitt will evaluate the capacity of Health Grades to perform all Network Tag Services on an ongoing basis, based on the party responsibilities and the criteria set forth in Schedule C. If Hewitt determines that Health Grades is not suitable to provide Network Tag Services on an ongoing basis, then Hewitt may terminate this Agreement.
6.	Exclusivity.
Beginning on the Effective Date and continuing through August 31, 2007, or any earlier termination of this Agreement (a) by Health Grades as a result of Hewitt’s uncured material breach or (b) by Hewitt prior to December 31, 2005 without cause, Health Grades shall not: (i) develop, market, sell or license to any third party a service or search tool that contains substantially the same functionality as the Tool or the Site; or (ii) enter into an agreement with any third party to develop or host a service or search tool that contains substantially the same functionality as the Tool or the Site. Notwithstanding the foregoing sentence, Health Grades shall at all times have the right to provide to third parties the services and products that it provides to its general customer base as of the Effective Date, including enhancements and upgrades of such services and products developed after the Effective Date that are not reasonable by-products of the Parties’ relationship under this Agreement, so long as no Hewitt Materials (including but not limited to Hewitt’s contributions to the Tool and the Site) or Hewitt or Hewitt Client Confidential Information is incorporated into or used in connection with such services or products.
7.	Independent Contractors.
This Agreement does not create a joint venture, partnership or agency between the Parties, and the Parties acknowledge that no other facts or relations exist that would create any such relationship. Neither Party is the agent of the other Party, and each is an independent contractor while performing its duties hereunder. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever, other than Hewitt’s ability to commit Health Grades to provide the Services, including * , to Hewitt Clients pursuant to the terms of this Agreement.
8.	Representations and Warranties.
a.	Performance of Services. Health Grades represents and warrants to Hewitt that the Services will be performed in a professional manner and in such a manner as to meet or exceed the service levels contained in Schedule C.

b.	Adequate Resources. Health Grades represents and warrants to Hewitt that it shall provide adequate staffing and have an adequate system infrastructure to perform the Services under this Agreement.

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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c.	Intellectual Property. Each Party represents and warrants that its contributions to the Tool and the Sites, and any other intellectual property used or provided in connection with this Agreement or the Provider Search Services, will not infringe on any copyright, patent, trademark, service mark or any other third party intellectual property or other right.

d.	General. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant any licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a Party or by which it is otherwise bound; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
9.	Additional Responsibilities.
a.	Authorized Representatives. Each Party shall designate an appropriate person or persons (or designated alternates) as their respective Authorized Representatives (“Authorized Representatives”). Each Party may supplement or otherwise modify its Authorized Representatives from time to time by written notice to the other Party. Each Party’s Authorized Representatives shall have authority to issue, execute, grant or provide any approvals, requests, change requests, change orders, notices or other communications required hereunder or requested by the other Party hereto. The following is the initial list of Authorized Representatives:

Hewitt:	Health Grades:

*	Kerry Hicks

*	Dave Hicks

Allen Dodge
At Hewitt’s request and within a reasonable timeframe Health Grades will replace its Authorized Representative or any other member of its team assigned to Hewitt. In the event this Agreement is terminated for any reason, Health Grades will designate an Authorized Representative who will be the control person for all issues related to the termination of this Agreement and any transition services.
b.	Periodic Meetings. The Parties’ Authorized Representatives will meet quarterly at Hewitt’s facilities in Lincolnshire, Illinois, during the Term of this Agreement and assess the Parties’ performance hereunder. Such meetings may be scheduled more frequently at Hewitt’s

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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request subject to Health Grades approval, not to be unreasonably withheld. Each party will bear its own costs with respect to such meetings.

c.	Audit. Hewitt (acting on its behalf or on behalf of a Hewitt Client)shall have the right during the Term of this Agreement with reasonable advance notice to Health Grades and during normal business hours to review and audit Health Grades relating to the performance by Health Grades of the Services for Hewitt. Such review and audit may be conducted by counsel, internal staff or by independent third parties. Any such review or audit shall be conducted in a manner reasonably designed to protect the confidentiality of participant data and of Confidential Information of Health Grades and to avoid interfering with Health Grades business operations. As between Health Grades and Hewitt, any such audit shall be at the sole cost of Hewitt, provided that: (i) if the audit reveals that Health Grades has overcharged Hewitt by 5% or more during the period audited (for example by failing to accurately calculate credits due to service level failures, failing to calculate fees properly based on accurate Headcount, etc.), then Health Grades shall reimburse Hewitt for (a) the amount of the overcharge and (b) the costs of such audit; and (ii) if the audit reveals any material defect in Health Grades’ performance or processes, then (a) Health Grades shall promptly implement corrective measures to remedy such defects and (b) Health Grades shall reimburse Hewitt for the costs of such audit. Health Grades further acknowledges that governmental authorities may have the right to review and audit records of Health Grades pursuant to applicable law. Hewitt agrees that any third party conducting such audit shall be subject to the confidentiality provisions of this Agreement.

d.	Notice of Non-Compliance with Law. The Parties will use reasonable efforts to notify each other in writing if either Party learns that the Services do not comply with any applicable law, rule, regulation, or ordinance relating to the Services, including but not limited to provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), the Internal Revenue Code or the Health Insurance Portability and Accountability Act of 1996 as amended from time to time (“HIPAA”).

e.	Notice of Change in Law. To the extent that any change in applicable laws, rules, regulations, or ordinances requires a change to the Services or the terms of this Agreement, the Parties will notify each other thereof if and to the extent either party becomes aware of such matter. All reasonable and practicable systems and administrative changes resulting from the enactment of legislation will be considered within the scope of Services to be provided by Health Grades hereunder.

f.	Compliance with Law. Health Grades will comply with the laws, ordinances, regulations and codes (including identification and procurement of required permits, certificates, approvals and inspections) which are applicable to its performance of the Services, and if working on a Hewitt Client’s or Hewitt’s premises will comply with the Hewitt Client’s/Hewitt’s work rules, safety and security rules and regulations, which are applicable at the location where such Services are performed to the extent Health Grades has been provided a copy of such rules and regulations.

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g.	Reports. Health Grades will provide Hewitt and Hewitt Clients with such reports in the format and at the times as are required by Schedule A.

h.	Insurance. During the Term of this Agreement, Health Grades will maintain in force the following minimum insurance coverage and limits:
1)	Workers’ Compensation and related insurance as prescribed by the law of the state in which the services are to be performed;

2)	General liability in the amount of $ * per occurrence and $ * in the aggregate; and

3)	Professional liability in the amount of $ * in the aggregate.

4)	Umbrella/Excess Liability insurance to follow-form the terms and conditions set forth in item 2 above with a limit of liability not less than $ * each occurrence and annual aggregate (increases general liability limits to $ * per occurrence and $ * in the aggregate).
The policy shall include the following provisions:
a)	Hewitt, including any of its subsidiaries and affiliates, and their respective directors, officers, employees, and agents shall be included as additional insured (except for professional liability).

b)	Insurance shall be primary and non-contributory to any insurance maintained by Hewitt, which shall apply explicitly on an excess basis.

c)	Health Grades and its insurance companies waive their rights to subrogation against the above named additional insureds.
Health Grades or its insurers shall provide Hewitt thirty (30) days’ prior written notice of any cancellation or material change in the foregoing insurance.
Insurance companies affording coverage hereunder must have a A- or better rating, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies.
i.	Cooperation. Health Grades will use commercially reasonable efforts to cooperate with Hewitt in Hewitt’s performance of Hewitt’s obligations under its contracts with Hewitt Clients, to the extent those obligations involve the Services, including but not limited to complying with pass-through obligations that Hewitt Client’s require Hewitt to impose on subcontractors and vendors.

j.	Use of Subcontractors. Health Grades shall not employ the services of any subcontractor to perform all or a portion of the Services without the express written consent of Hewitt

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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(which consent may be withheld at Hewitt’s sole discretion); provided that Health Grades may engage individual independent contractors to perform specified tasks within the Services, such as coding, project management, etc. Any approved subcontractor or permitted independent contractor must be bound by terms and conditions consistent with those contained in this Agreement. Upon Hewitt’s request, with respect to any individual performing the Services that is identified by Hewitt, Health Grades shall have a background check performed and will confirm for Hewitt that there were no adverse results to any background checks performed by or on behalf of Health Grades (but Health Grades will not provide a copy of any such checks to Hewitt).

k.	Material Change to Health Grades Business. Health Grades shall give reasonable notice to Hewitt of any material change in its business which would be relevant to Hewitt, including a Change of Control, a change in its relationship with any approved subcontractor, or other change which may materially affect the Services. In the event of a Change of Control, (i) Health Grades shall give Hewitt not less than ninety (90) days’ prior written notice, subject to regulatory and confidentiality obligations, of such Change of Control; (ii) Hewitt shall have the right to terminate this Agreement in its reasonable discretion within ninety (90) days following such Change of Control; and (iii) if Hewitt elects to terminate this Agreement in its entirety, then Health Grades will provide Transition Services at no cost to Hewitt.

l.	Upgrades and Enhancements. Health Grades will supply reasonable functionality enhancements, including but not limited to enhancements suggested by Hewitt subject to Health Grades’ consent (not to be unreasonably withheld), and annual ratings updates free of charge.
10.	Confidentiality.
a.	Each Party will use its reasonable efforts to cause its respective agents, employees and representatives to minimize distribution and duplication, and prevent unauthorized disclosure, of the Confidential Information of the other Party or a Hewitt Client. Each Party agrees that only the agents, employees and representatives who have a need to know the Confidential Information of the other Party will receive such Confidential Information. Neither Party will disclose the other Party’s (and in the case of Health Grades, a Hewitt Client’s) Confidential Information to a third party without the prior written consent of the other party (except Hewitt may disclose Confidential Information of Health Grades that relates to a Hewitt Client to such Hewitt Client and may also disclose Confidential Information of Health Grades to a Hewitt subcontractor as reasonably required for Hewitt or such subcontractor to provide services to such Hewitt Client), which consent may be conditioned upon the execution of a confidentiality agreement reasonably acceptable to the owner of the Confidential Information.

b.	For the purposes of this Agreement, “Confidential Information” includes (i) for both Parties, the terms of this Agreement (including the Schedules), (ii) for Hewitt, all Hewitt Client Materials and Hewitt Materials, (iii) for Health Grades, all Health Grades Materials, (iv) for each Party, oral and written information designated by such Party as confidential

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prior to the other Party obtaining access thereto, and (v) for both Parties, oral and written information which should reasonably be deemed confidential by the recipient whether or not such material is designated as confidential. As between the Parties, each Party’s respective Confidential Information will remain its sole and exclusive property and the Parties agree that a Hewitt Client’s Confidential Information shall remain the Hewitt Client’s sole and exclusive property.

c.	The confidentiality restrictions set forth in Section 10.a above shall not apply to information if and to the extent: (i) such information is or becomes generally available or known to the public through no fault of the receiving Party; (ii) such information was already known by or available to the receiving Party prior to the disclosure by the other party; (iii) such information is subsequently disclosed to the receiving Party by a third party (other than the corresponding Hewitt Client) who is not under any obligation of confidentiality to the Party who disclosed the information; (iv) the information is required to be disclosed as part of a judicial process, government investigation, legal proceeding or other similar process; (v) the information is required by applicable law or regulation to be disclosed; or (vi) the information has already been or is hereafter independently acquired or developed by the receiving Party without violating any confidentiality agreement with or other obligation to the Party who disclosed the information.

d.	If a Party is required to disclose the Confidential Information of the other Party (including in the case of Health Grades, a Hewitt Client’s Confidential Information) as part of a judicial process, government investigation, legal proceeding or other similar process, such Party will give prior written notice of such requirement to the other Party. Reasonable efforts will be made to provide this notice in sufficient time to allow the other Party to seek an appropriate confidentiality agreement, protective order or modification of any disclosure and the Party required to make such disclosure will cooperate in such efforts.

e.	Each Party acknowledges that any breach of any provision of this Section 8 by either Party, or its personnel or subcontractors, will cause immediate and irreparable injury to the other Party, and in the event of such breach, the injured Party shall be entitled to injunctive relief, without bond or other security, and to any and all other remedies available at law or in equity.

f.	For purposes of this Agreement, Health Grades will address and resolve with Hewitt issues relating to the Services provided to or for the benefit of a Hewitt Client and each Hewitt Client’s Confidential Information.
11.	Data Security.
a.	Health Grades will maintain an effective information security program (a “Security Program”) to protect Hewitt Client Materials, which Security Program will (i) include appropriate administrative, technical and physical safeguards, (ii) ensure the security, availability and confidentiality of Hewitt Client Materials, (iii) protect against any threats or hazards to the integrity, security or confidentiality of such Hewitt Client Materials, and (iv) protect against unauthorized access to or use of Hewitt Client Materials that could

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result in harm or inconvenience to Hewitt or its clients. Health Grades will not make any material changes to the Security Program without notifying Hewitt at least 90 days in advance (unless such material change has been mutually agreed by the Parties) and will not implement any changes that could reasonably be expected to have a material adverse impact on the Provider Search Services and/or level of protection provided to Hewitt or Hewitt Clients without Hewitt’s prior written consent.

b.	Hewitt may request that Health Grades contract with a third party reasonably satisfactory to Hewitt to perform an industry standard vulnerability test on the Sites (a “Penetration Test”) and/or an application vulnerability test of the Tool (an “Application Audit”). Health Grades will pay for all costs of such tests and will share the results of such tests with Hewitt. Hewitt may, at its option and expense, conduct additional testing. Health Grades will make prompt and reasonable corrections and improvements to the Sites or the Tool, as applicable, in response to any defects identified that could reasonably be expected to have a material adverse impact on the Provider Search Services and/or level of protection provided to Hewitt. Hewitt may request one Penetration Test and one Application Audit per 12-month period, provided that if any such test reveals material vulnerabilities, Hewitt may request a follow-up test to ensure that the vulnerabilities revealed have been remedied.

c.	Health Grades shall provide to Hewitt on a regular basis the results of its SAS 70 or such other similar audits as the parties may agree, and will promptly take action to remediate issues uncovered.

d.	Health Grades will indemnify and hold Hewitt harmless from and against any and all liability, cost, loss, damage or expense Hewitt may suffer as a result of any failure by Health Grades to comply with the provisions of this Section 11 or any unauthorized access or use of Hewitt Client Materials resulting from a failure of the Security Program.
12.	HIPAA.
In order to protect the privacy of individually identifiable health information of Hewitt Client participants who receive Provider Search Services, Hewitt and Health Grades will execute the HIPAA Addendum and the Data Privacy Addendum attached hereto as Attachment 1 and Attachment 2, respectively.
13.	Business Continuity.
a.	Health Grades will maintain an effective business continuity program (a “BC Program”) to protect against business interruptions, loss of data or other problems resulting from unforeseen events, and shall provide a copy of such BC Program to Hewitt. Health Grades will not implement any changes in the BC Program that could reasonably be expected to have a material adverse impact on the services and/or level of protection provided to Hewitt without Hewitt’s prior written consent and will provide Hewitt with notice of material changes to the BC Program.

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b.	Health Grades will conduct an annual internal business continuity test, share the results of such testing with Hewitt and make prompt and reasonable corrections and improvements to its BC Program in response to any defects identified that could reasonably be expected to have a material adverse impact on the Services being provided by Health Grades under this Agreement.
14.	Ownership of Materials/ Proprietary Rights.
a.	Health Grades Materials. Health Grades Materials will remain the property of Health Grades. Health Grades represents that the uses of the Health Grades Materials, the Services and the access to any Health Grades web sites and data displayed thereon contemplated in this Agreement will not infringe the Proprietary Rights of any third party and that Health Grades has obtained all required consents of any such third party. Health Grades will have and retain all right, title and interest, including ownership of any Proprietary Rights in and to all tools, methodologies or other intellectual property that is supplied by Health Grades in the performance of the Services, including any enhancements, improvements or other derivative works thereof developed in the course of Health Grades’ performance under this Agreement. Subject to Sections 6 and10, Health Grades retains the right to use its knowledge, experience, and know-how in any manner, including processes, ideas, concepts and techniques developed in the course of performing the Services hereunder, in the course of providing services to other clients; provided that, under no circumstances shall Health Grades use for or disclose to third parties any Hewitt Materials or Hewitt-owned Proprietary Rights that Health Grades may learn under this Agreement without Hewitt’s prior express written permission.

b.	Hewitt Materials. All Hewitt Materials will remain the property of Hewitt. Hewitt and Hewitt Clients will have and retain all right, title and interest, including ownership of any Proprietary Rights in and to all tools, methodologies or other intellectual property (including participant information) that is supplied by Hewitt or Hewitt’s Clients in connection with Health Grades’ performance of the Services, including any enhancements, improvements or other derivative works thereof developed in the course of Hewitt’s or Hewitt’s Clients’ performance under this Agreement. Subject to Section 10, Hewitt retains the right to use its knowledge, experience, and know-how in any manner, including processes, ideas, concepts and techniques developed in the course of this Agreement, in the course of providing services to its clients, provided that, except in connection with the license granted in Section 14(e) below, under no circumstances shall Hewitt use for or disclose to third parties any Health Grades Materials or Health Grades-owned Proprietary Rights that Hewitt may learn under this Agreement without Health Grades’ prior express written permission.

c.	Hewitt Client Materials. All Hewitt Client Materials will remain the property of the Hewitt Client.

d.	Health Grades Marketing Materials. Health Grades will provide Hewitt, and at no charge, with reasonable quantities of Health Grades product/services literature and company/product presentation materials (which constitute a portion of Health Grades

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Materials) to assist Hewitt sales and marketing personnel in offerings of the Provider Search Services.

e.	License of Health Grades Materials. Health Grades hereby grants to Hewitt a royalty-free, non-exclusive, non-sublicensable, non-transferable license during the term of this Agreement to use and publicly display, and to reproduce only to the extent necessary to use and publicly display, the Health Grades Materials solely for the purposes set forth in this Agreement, including but not limited to marketing and demonstrating the Transition Application and the Quality-Centric Application to Hewitt Clients and prospective clients.

f.	License of Hewitt Materials. Hewitt hereby grants to Health Grades a royalty-free, non-exclusive, non-sublicensable, non-transferable license during the term of this Agreement to use and publicly display, and to reproduce only to the extent necessary to use and publicly display, the Hewitt Materials solely in connection with Health Grades’ performance of Services for Hewitt and Hewitt Clients under this Agreement.

g.	Commercialization of Tool and Sites. Without limiting the generality of Sections 14(a) and 14(b) above, each Party shall be the sole owner of its respective contributions to the Tool, the Sites and the Transition Application, including but not limited to such Party’s contribution of: software; HTML, XML or other code embedded in the foregoing; know-how and methodologies; and web site design and page layouts. Upon Health Grades’ request and upon the Parties’ agreement as to royalties and other appropriate terms, and subject to the exclusivity provisions of Section 6 above, Hewitt will grant to Health Grades a non-exclusive license to reuse Hewitt’s contributions to the Tool and the Sites to create functionally similar web sites for third parties.

h.	Commercialization of Network Tags. If Health Grades is performing the Network Tag Services, then in the event that Health Grades resells, distributes, licenses, or otherwise makes Network Tags available in any form or medium to third parties, then Health Grades shall pay Hewitt an amount equal to * of all revenues received by Health Grades for such Network Tags. Within ten (10) days after the end of each calendar quarter, Health Grades shall submit a report to Hewitt detailing the total amount of such revenues for such quarter, along with payment of Hewitt’s calculated share of such revenues. If Health Grades is not performing the Network Tag Services, then Health Grades may not resell, distribute, license or otherwise make available the Network Tags to any third party without Hewitt’s prior written consent. This Section 14(h) shall survive for a period of * following any termination of this Agreement other than a termination by Health Grades due to Hewitt’s uncured material breach, subject to Hewitt’s continued performance of such Network Tag related responsibilities as the parties may mutually agree.

i.	Health Grades Links. Health Grades shall not provide hypertext links from the Health Grades web site to any Hewitt web site without the prior written consent of Hewitt.

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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j.	General. Except as expressly provided herein, no other right or license is granted under this Agreement. All Proprietary Rights not expressly granted hereunder by a Party are expressly reserved to such Party and its licensors and information and content providers.
15.	Fees.
a.	Fees. In consideration for the Services provided by this Agreement, Hewitt agrees to pay Health Grades the fees specified in Schedule D.

b.	Payment of Fees. The following process shall govern Health Grades’ submission of invoices and Hewitt’s payment of fees under this Agreement.
1.	Beginning February 20, 2006, no later than the 20th day of each calendar month during the term of this Agreement, Hewitt shall report to Health Grades the aggregate total headcount for all Hewitt Clients with access to the Sites as of the last day of the preceding month (“Total Headcount”), and the headcount for that subset of Hewitt Clients who have elected to use only the Directory Search functionality of the Sites (the “Directory Headcount”); provided a Hewitt Client’s headcount will not be counted until the calendar month following the month in which such Hewitt Client transitions to or is otherwise given access to the Sites . By way of illustration, if Client X is given access to the Sites on July 15, then Client X’s headcount shall not be included in the August 20 report of Total Headcount as of July 31, but shall be included in the September 20 report of Total Headcount as of August 31.

2.	When reporting Total Headcount, Hewitt shall distinguish between those Hewitt Clients included in the Total Headcount that do not use the Quality Search features of the Sites, and those Hewitt Clients that do use the Quality Search features.

3.	Upon receipt of the Total Headcount for a given month, Health Grades shall issue an invoice to Hewitt in an amount equal to the appropriate fee calculated in accordance with Schedule D.

4.	Payment shall be due within thirty(30) days after Hewitt’s receipt of a correct invoice.
c.	Most Favored Customer. Health Grades’ fees to Hewitt for the Services shall be competitive with, or more customer-favorable than, Health Grades’ charges for similar services to Health Grades’ most favored customers (i.e., those customers to whom Health Grades charges its lowest prices). If Health Grades offers to any such customer similar services at a price materially lower or a discount materially greater than the applicable fees charged to Hewitt hereunder, then such fees shall simultaneously be lowered by Health Grades to the extent necessary to match such lower price or greater discount (or, to the extent such fees have already been paid, Health Grades shall promptly refund to Hewitt the difference between the fees already paid and the lower price for the time period during which such lower price has been in effect). Health Grades shall notify Hewitt of the occurrence of such a lower price or greater discount as described in this Section 15(c)

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within thirty (30) days after Health Grades offers or provides such lower price or greater discount to another such customer.

d.	Network Tag Costs. In the event that one or more health plans proposes a fee for access to, provision of or use of Network Tags, then Hewitt acting on behalf of and in conjunction with its Clients will aggressively seek a waiver of such fees. In the event that Hewitt is unsuccessful in obtaining such a waiver, then the Parties shall meet and confer in good faith to agree on a suitable approach to such fee-bearing Network Tags (e.g., removing the affected health plan(s) from the Provider Directory Services, paying the fee and allocation of the expense between Health Grades and Hewitt, etc.). If the Parties cannot agree on an appropriate split of the fees, then such fees will be split evenly (50% by each Party).
16.	Benchmarking.
a.	From time to time during the Initial Term or any Renewal Term, Hewitt may, subject to this Section 16, engage the services of an independent third party (a “Benchmarker”) to compare the quality and cost of the Services against the quality and cost of service providers performing services similar to the Services to ensure that Hewitt is obtaining pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, volume and type of Services provided by Health Grades hereunder (“Benchmarking”).

b.	Any Benchmarker engaged by Customer shall agree in writing to be bound by the confidentiality and security provisions specified in this Agreement. Health Grades shall cooperate fully with Hewitt and the Benchmarker and will provide reasonable access to the Benchmarker during such effort. The Benchmarking shall be conducted so as not to unreasonably disrupt Health Grades’ operations under this Agreement.

c.	If the Benchmarker finds * , the Benchmarker shall submit a written report setting forth such findings and conclusions. The parties shall then meet and negotiate in good faith as to reductions in the fees to eliminate any unfavorable variance. If the parties are unable to agree upon such reductions, Hewitt may, at its option and notwithstanding other provisions contained in this Agreement to the contrary, terminate the Services in whole or in part, without payment of any termination fee. If the Services are terminated in part, Health Grades’ fees shall be equitably adjusted to reflect the Services no longer performed by Health Grades.

d.	Hewitt shall provide Health Grades with a copy of the Benchmarker’s reports, including any preliminary reports, and Health Grades shall have a reasonable opportunity to review such reports and contest the Benchmarker’s findings. If the parties are unable to agree upon the validity of such findings, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Section 21. Reductions in Health Grades’ fees shall be

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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implemented effective as of the date the Benchmarker’s report was first provided to Health Grades.
17.	Termination.
a.	Termination. This Agreement will become effective on the Effective Date and unless and until terminated as hereinafter provided, will terminate at the conclusion of the Initial Term and all Renewal Terms as set forth in Section 2.

b.	Termination by Hewitt. Hewitt may unilaterally terminate this Agreement: (i) upon notice sent to Health Grades if the Schedules are not agreed and completed by August 15, 2005, provided such notice is given within thirty (30) days after August 15, 2005; (ii) upon notice sent to Health Grades no later than December 31, 2005 of its determination after the Evaluation Period not to continue this Agreement as set forth in Section 4 as a result of its review of Health Grades’ performance of the Pilot Services or the Network Tag Services; (iii) upon thirty (30) days prior written notice to Health Grades at any time in the event that Health Grades materially breaches this Agreement if such breach is not cured (or, if the breach is not capable of being cured, discontinued with appropriate changes to ensure that it is not repeated) within such thirty (30) day period, or as otherwise set forth in Schedule C; (iv) upon notice to Health Grades in the event of a Change of Control, as set forth in Section 9(k) above; or (v) after December 31, 2009, for convenience, upon sixty (60) days’ prior written notice and subject to payment to Health Grades of a termination fee in the amount of $200,000 pro-rated monthly over calendar year 2010 (e.g., if such termination is effective June 30, 2010, then Hewitt shall pay Health Grades a termination fee of $100,000 in addition to the applicable per member per month fees as set forth in Schedule D incurred through the effective date of such termination as set forth in Section 17(e)(2) below).

c.	Termination by Health Grades. Health Grades may unilaterally terminate this Agreement upon thirty (30) days prior written notice to Hewitt at any time in the event that Hewitt materially breaches this Agreement if such breach is not cured (or, if the breach is not capable of being cured, discontinued with appropriate changes to ensure that it is not repeated) within such (30) day period,

d.	Termination by Either Party. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within sixty (60) calendar days or (iv) makes an assignment for the benefit of creditors.

e.	Rights Upon Termination. Upon termination of this Agreement:
1)	Health Grades will have no further responsibility to provide the Services, other than as required pursuant to Section 15(e) below and those terms of this Agreement which survive such termination; and

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2)	Hewitt will remain responsible for the payment of all fees and expenses payable under this Agreement prior to such termination, less any amounts Health Grades owes Hewitt pursuant to the terms of this Agreement.
f.	Transition Services. Upon termination, all Hewitt Client Materials and all Hewitt Materials, including Confidential Information, together with any copies thereof will be returned to Hewitt. A copy of all data provided by Hewitt and pertaining to Hewitt (as it pertains to the Agreement) and each Hewitt Client’s employees and plan participants maintained on Health Grades’ computers will be returned to Hewitt in a format specified by Hewitt at no additional charge upon termination of this Agreement. In the event this Agreement is terminated and it is desired by either Party or Hewitt, acting on behalf of a Hewitt Client, to provide for an orderly transition, the Parties will use reasonable efforts to cooperate with each other and such Hewitt Client to formulate and execute a transition plan as soon as termination or expiration of this Agreement is certain. At the request of Hewitt or Hewitt, acting on behalf of a Hewitt Client, Health Grades will provide transition services subject to the Parties agreeing on the scope of such transition services and the other terms under which they will be provided, including compensation payable for such transition services.
18.	Liability and Indemnity.
a.	Correction of Errors. Notwithstanding any limitation of liability contained in this Agreement to the contrary, Health Grades will furnish services at no charge to identify and correct any error or omission in its performance of the Services or its other obligations under this Agreement.

b.	Accuracy and Quality of Data. To the extent that Health Grades’ provision of Services requires submission of data from a Hewitt Client, other Client related sources or health plans, Health Grades is not liable under any circumstances, for the accuracy or quality of the data submitted to Health Grades, except to the extent an error or omission by Health Grades caused such inaccuracy or quality problem.

c.	Limitation of Liability. Except with regard to indemnification obligations set forth in this Agreement, in no event will Health Grades or Hewitt be liable to each other for any, indirect, incidental, consequential, special or exemplary damages arising from the use of the Services, including without limitation, interruption or loss of business, loss of data, loss of profits or loss of income. In addition, in no event shall the total liability for any damages of Health Grades or Hewitt, individually or in the aggregate, exceed $7,000,000 during any calendar year during the term of this Agreement, whether such claims are brought in contract or tort and including claims that are brought against the Parties or their respective officers, directors and agents.

d.	Exclusions to Limitations of Liability. The limitations on the liability and indemnification obligations of the Parties contained in this Agreement shall not apply to damages, expenses, costs and other losses arising from (1) gross negligence or willful, fraudulent or criminal misconduct by either Party, (2) breach of the confidentiality provisions of this

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Agreement by either Party, including, to the extent applicable, violations of HIPAA, (3) bodily injury and property damage claims caused by either Party or (4) intellectual property infringement claims resulting from Health Grades’ provision of the Services to the extent they involve the application of Health Grades Materials or the unauthorized use of Hewitt Materials or Hewitt Client Materials by Health Grades.

e.	Indemnification. Each Party will defend, indemnify and hold harmless the other Party and the agents, partners, principals, shareholders, officers, directors, and employees of the other Party from any and all claims, demands, liabilities, costs or expenses, including reasonable outside and in-house attorneys’ fees (“Liabilities”), resulting from any acts or omissions of the indemnifying Party, including infringement and/or misappropriation of intellectual property rights. Without limiting the generality of the foregoing, Health Grades shall indemnify, defend and hold harmless Hewitt and its agents, partners, principals, shareholders, officers, directors and employees from: (i) all Liabilities arising out of the use of any data collected, processed, stored or displayed to Hewitt Client participants, including without limitation provider quality data and Network Tags (except to the extent such Network Tags are provided to Health Grades by Hewitt); and (ii) any costs (including but not limited to internal costs) Hewitt may incur in connection with errors or inaccuracies in the provider quality data or Network Tags (except, if Hewitt or any third party provides the Network Tags, to the extent such errors are caused by Hewitt or such third party).

Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party’s expense and (ii) cooperate fully with the other Party, at that other Party’s expense, in defending or settling such claim.

f.	Acknowledgement. HEWITT AND HEALTH GRADES EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER.
19.	Non-Solicitation.
Health Grades may not use information obtained as a result of its relationship with Hewitt or a Hewitt Client for any purpose other than that specified in this Agreement. Nor may Health Grades solicit in any way, without the prior written consent of an authorized representative of Hewitt, any employees, retirees, former employees, agents or other affiliated individuals of a Hewitt Client to purchase any Health Grades product or service during the term of this Agreement and for one (1) year following termination or expiration of this Agreement where the identity and personal information of such Hewitt Client or individual was first obtained by Health Grades through its relationship with Hewitt or a Hewitt Client under this Agreement.
20.	Use of Name.

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The Parties shall not include each other’s name or a Hewitt Client’s name or other references to each other or Hewitt Clients in the other’s advertising, written sales promotion, press releases, and other publicity matters relating to this Agreement without the prior written approval of the other party and, if necessary (as determined by Hewitt), the Hewitt Client. Notwithstanding the foregoing to the contrary, Hewitt may include Health Grades’ name in connection with the advertising and marketing of Hewitt’s human resources and business process outsourcing business and/or the Provider Search Services and Health Grades may include Hewitt’s name in connection with disclosures in financial statements or other filings with the Securities and Exchange Commission or as otherwise required by law or regulation.
21.	Dispute Resolution.
a.	Overview. The following procedures shall be used to resolve any dispute or claim arising out of or relating to this Agreement. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the Parties to the fullest extent permitted by law.

b.	Internal Escalation. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to the Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice of any dispute not resolved in the ordinary course of business. Within fifteen (15) days after delivery of the notice the Party receiving the notice shall submit to the other a written response.

The notice and the response shall include: (1) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that Party and any other person who will accompany that executive. Within thirty (30) days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other shall be honored in a timely fashion.

If the matter in dispute has not been resolved within sixty (60) days after delivery of the notice, or if the Parties fail to meet within thirty (30) days, the dispute shall be referred to more senior executives who have authority to settle the dispute and who shall likewise meet in an attempt to resolve the matter in dispute. If the matter has not been resolved within thirty (30) days after it has been referred to the more senior executives, or if no meeting of such senior executives has taken place within fifteen (15) days after such referral, either Party may initiate subsequent proceedings as contemplated herein.

All negotiations and discussions between the Parties conducted pursuant to the dispute resolution process described herein (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the Parties and their

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respective representatives as compromise and settlement negotiations for purposes of the applicable court rules of evidence.

c.	Arbitration Procedures. In the event the Parties are unable to resolve a dispute or Claim under the internal escalation process described above, then either Party may give written notice to the other party of its intention to arbitrate. The American Arbitration Association (“AAA”) Commercial Arbitration Rules (“AAA Rules”), as modified or revised by the provisions herein, shall govern the arbitration proceedings. In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted in Chicago, Illinois, unless the Parties mutually agree to another location, before a panel of three (3) arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures. Unless otherwise provided for in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. The arbitrators shall have no power to award (a) damages inconsistent with the Agreement, or (b) punitive or exemplary damages or penalties or any other damages not measured by the prevailing Party’s actual damages. The Parties expressly waive their right to obtain such damages described in (a) or (b) in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

The notice concerning the intention to arbitrate shall set forth the nature of the dispute, the amount involved, if any, and the remedy sought. Three (3) copies of such notice and three (3) copies of the arbitration provisions of the Agreement shall be filed with the Chicago, Illinois office of the AAA, together with the appropriate filing fee as provided in the then current AAA Rules.

The respondent which may file an answering statement in duplicate with the AAA within ten (10) days after notice from the AAA, in which event the respondent shall at the same time send a copy of the answering statement to the claimant. If a counterclaim is asserted, it shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought. If a counterclaim is made, the appropriate fee provided in the AAA Rules shall be forwarded to the AAA with the answering statement. If no answering statement if filed with the stated time, it will be treated as a denial of the claim. Failure to file an answering statement shall not operate to delay the arbitration.

It is the intent of the Parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the Parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrators to establish the scope and extent of all discovery and the schedule of the arbitration. The Party seeking discovery may take discovery only upon a showing of substantial need. If any Party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be

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submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within twenty (20) business days of the arbitrator’s directive unless extended for good cause by the arbitrator. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator.
No arbitration may be commenced by either Party hereto for any controversy or claim arising out of or relating to this Agreement unless notice of a Party’s election to require arbitration is given within one (1) year from the date the Party knows or should have known of the occurrence allegedly giving rise to the arbitration. The preceding sentence shall survive the expiration or termination of this Agreement by either Party for any reason.
All aspects of the arbitration shall be treated as confidential. Neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party shall give written notice to the other Party and shall afford such other Party a reasonable opportunity to protect its interests.
Any award by the arbitrators will be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators will be final, binding and non-appealable; and judgment upon such award may be entered by any court of competent jurisdiction.
In the event of an arbitration, the prevailing Party shall be entitled to recover, in addition to any charges fixed by the arbitrators, its costs and expenses incurred in connection with the arbitration of the matter, including reasonable attorney fees and costs.
Nothing in this Section shall prohibit or otherwise limit a Party’s right to initiate litigation to enforce the arbitration award as described above, to obtain injunctive or equitable relief permitted by the terms of this Agreement, or to preserve a superior position with respect to other creditors.
22.	General Provisions.
a.	Waiver. No failure or delay by either Party in enforcing any right or remedy under this Agreement shall be construed as a waiver of any existing or future right or remedy.

b.	Notices. Any notice required by this Agreement shall be given in writing at the address of each Party shown at the beginning of this Agreement.

c.	Force Majeure. Neither Party will be responsible for any delay nor failure of performance resulting from causes beyond its control and without its fault or negligence.

d.	Headings and Captions. The headings and captions used in this Agreement are inserted for reference purposes only and do not constitute a part of this Agreement.

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e.	Assignment. Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party, except that Hewitt may assign this Agreement, in whole or in part, to an affiliate without consent of Health Grades. Any attempted assignment without such consent (other than a permitted Hewitt assignment) will be null and void. Neither Party will unreasonably withhold its consent.

f.	Governing Law. This Agreement shall be governed by the laws of the State of Illinois without reference to conflicts of law principles. Should any provision of this Agreement be held by a tribunal of competent jurisdiction to be contrary to law, the remaining provisions shall remain in full force and effect.

g.	Amendment. This Agreement may not be altered, amended or modified without the express written consent of both Parties.

h.	Schedules. Should any provision in any Schedule attached hereto conflict with a provision in the Agreement, the provision in such Schedule shall prevail.

i.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and each of which together shall constitute a single instrument.

j.	Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitute the entire agreement between Hewitt and Health Grades with respect to the subject matter. It supersedes all previous agreements and understandings on this subject. Both Parties agree that there are no oral or written collateral representations or agreements except as provided by this Agreement.

k.	Third Party Beneficiaries. This Agreement has been entered into for the sole benefit of the Parties, the Hewitt Clients, and their respective permitted successors and assigns. Except for the Hewitt Clients, the Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party against any party hereto.

l.	Survival. The terms of the following sections survive the termination of this Agreement: Sections 10, 14a-c, 14h, 17f, 18e, 19, 21, 22 and any other provision that by its nature is intended to survive such termination.

m.	Further Assurances. Each Party will, at the reasonable request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents and information, and take all such actions as such other Party may reasonably request in connection with the carrying out of this Agreement and the consummation of the transactions contemplated hereby.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized corporate officers and said parties shall consider this Agreement to be effective as of the date and year set forth below.

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Accepted by		Accepted by
Hewitt Associates LLC		Health Grades, Inc.

By:	/s/ C. Lawrence Connolly, III	By:	/s/ David G. Hicks

Name:	C. Lawrence Connolly, III	Name:	David G. Hicks

Title:	Authorized Representative	Title:	Authorized Representative

Date:	July 1, 2005	Date:	July 1, 2005

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SCHEDULE A
Services
*

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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SCHEDULE B
Specification
*

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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SCHEDULE C
Service Levels
*

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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SCHEDULE D
Fees

I.	Standard Pricing

*

II.	Minimum Annual Commitment

Hewitt agrees to pay Health Grades a total of not less than $3,000,000 on an annual, calendar year basis during calendar years 2007, 2008 and 2009 (the “Minimum Annual Commitment”). In the event that aggregate calculated fees paid during the each of the foregoing calendar years do not reach or exceed the Minimum Annual Commitment, then Hewitt shall, promptly after January 1 of the next following calendar year, pay Health Grades the amount of any shortfall. For the avoidance of doubt, Pilot Services fees, as set forth in Section III below, shall not be credited toward the Minimum Commitment.

Hewitt shall have no obligation to pay Health Grades the Minimum Annual Commitment (or any shortfall) for any year following either of the following:: (i) the date Hewitt gives notice of termination of this Agreement for any reason, including but not limited to as a result of the evaluation of Pilot Services or Network Tag Services, or as a result of benchmarking; or (ii) Hewitt gives notice of its election to continue this Agreement despite Health Grades’ inability to perform Network Tag Services, as described in Section 5(b). If Hewitt is excused from the Minimum Annual Commitment as set forth herein, then Hewitt shall be obligated only for a pro-rata Minimum Annual Commitment during the year in which Hewitt becomes excused, from January 1 of such year through the date on which Hewitt gives notice. (For example, if Hewitt gives notice of termination of the agreement on September 30, 2008, the Minimum Annual Commitment for the year ending December 31, 2008, would be $2,250,000 ($3,000,000/12x9). This pro-rata Minimum Annual Commitment would then be compared to the fees paid by Hewitt to Health Grades for the Services provided during the nine months ended September 30, 2006 to determine the amount of any shortfall.) Such shortfall shall be paid, as applicable: (i) within thirty (30) days after the date of termination; or (ii) within ninety (90) days after Hewitt’s notice of its election under Section 5(b).

III.	Pilot Fee

In consideration of the Pilot Services, including but not limited to the development and implementation of the Tool and the Sites and the provision of * Services to the Pilot Client, Hewitt shall pay Health Grades the sum of $315,000. Health Grades shall invoice the foregoing amount in three equal installments on the following schedule:

Upon execution of this Agreement: $105,000

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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When Pilot Services go live for Pilot Client:$105,000

Thirty (30) days following prior invoice: $105,000

The Pilot Client’s participants shall not be included in the Total Headcount until January 1, 2006 (i.e., counted in the Total Headcount as of January 31, 2006), notwithstanding that other Hewitt Clients may be given access to the Sites and Hewitt may pay fees as set forth in Part I above with respect to such Hewitt Clients during such time.

If, after the Evaluation Period, Hewitt determines that Health Grades has successfully performed the Pilot Services, then upon Hewitt’s notification that it will continue the Agreement, Health Grades will issue an invoice to Hewitt for an additional payment of $85,000.

IV.	Network Tag Services

If Hewitt determines that Health Grades is not capable of providing the Network Tag Services and elects to continue this Agreement and provide such Network Tag Services itself or through a third party, as set forth in Section 5(b) of the Agreement, * .

*	Represents information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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SCHEDULE E
Health Grades Disaster Recovery Plan
Health Grades will develop an effective Disaster Recovery Plan (the “Plan”) and deliver such Plan to Hewitt by October 31, 2005. Hewitt will review the Plan during the Evaluation Period and notify Health Grades in writing no later than the end of the Evaluation Period whether the Plan is acceptable or not. If the Plan is not acceptable, Health Grades shall revise the Plan within thirty (30) days to make it acceptable, and shall submit the revised Plan to Hewitt. Hewitt shall have thirty (30) days from the submission of any revised Plan to notify Health Grades if the revised Plan is acceptable. If Hewitt does not notify Health Grades that the original Plan or revised Plan is unacceptable within the time periods set forth above, then the Plan (or revised Plan, as applicable) shall be deemed accepted. When the Plan (or revised Plan, as applicable) has been accepted, Health Grades shall implement such Plan promptly, and the Plan shall be attached to this Schedule E and made a part of this Agreement.

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